EXHIBIT 99.1

PREMIERWEST COMPLETES EXECUTIVE TRANSITIONS

MEDFORD, OR – December 18, 2008 – PremierWest Bancorp’s (NASDAQ – PRWT) Board of Directors named James M. Ford, President of PremierWest Bancorp and its subsidiary PremierWest Bank, to be the Company’s President and Chief Executive Officer effective immediately, and named John Anhorn as Chairman of the PremierWest Bank Board of Directors effective immediately.

John Duke, PremierWest Bancorp’s Chairman stated, “Jim’s solid community bank experience has proven invaluable in effectively and seamlessly implementing a plan to ensure continued sound leadership for our growing franchise. Working with Jim during the last two and one half years has solidified our confidence in his abilities. The Board of Directors has complete confidence in Jim’s capacity to take PremierWest to the next level of performance.”

Ford joined PremierWest in an executive management position early in 2006 as part of the Board’s multi-year plan to provide for an orderly transition of executive management. Ford was appointed President of PremierWest Bancorp and PremierWest Bank in October 2006 and at the same time joined the Board of Directors. Ford’s banking experience prior to coming to PremierWest includes serving as Executive Vice President responsible for Planning and Development for the multi-billion dollar Bank of the West’s Regional Banking Group, and as Executive Vice President & Chief Operating Officer of $1.2 billion Union Safe Deposit Bank until it was acquired by Bank of the West. Ford is a 1980 graduate of the University of Oregon and a 1992 graduate of the Pacific Coast Banking School.

Duke also announced “John Anhorn will continue to work with Jim on special projects during 2009. John has been instrumental in the growth of PremierWest from a 2 branch bank in Medford, Oregon to a $1.5 billion financial services holding company operating through PremierWest Bank’s 46 full service banking offices, spanning two states.” Duke continued, “John’s continued service as Chairman of PremierWest Bank and a director of PremierWest Bancorp will allow both Jim and the Board to draw on his experience and expertise as we navigate the turbulent economic environment we are experiencing.”

Jim Ford commented, “I am excited when I consider the future of PremierWest and appreciate both the confidence the Board has placed in me and the thoughtful manner in which they planned for management succession, thereby ensuring a bright future for PremierWest. I look forward to continue working with John Anhorn in his new role as Chairman and drawing on his wealth of experience and knowledge as we continue to move PremierWest forward. John and I will both continue to rely on John Duke’s counsel as we move forward.” Ford went on to state, “The team at PremierWest is special and I’m honored to have the opportunity to lead this organization.”

John Duke, will continue in his role as Chairman of PremierWest Bancorp’s Board of Directors. Duke was a founding member of Bank of Southern Oregon in 1992 and guided the Board as they attracted Anhorn to lead PremierWest and implement a plan to successfully grow the company into a regional financial services business. PremierWest was formed with the acquisition and subsequent merger of Douglas National Bank into Bank of Southern Oregon in 2001.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California. Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.